File No. 333-84309

                               U.S.$5,000,000,000
                      GENERAL MOTORS ACCEPTANCE CORPORATION
                                 SMARTNOTES(SM)
             DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE


      Unless otherwise specified in an applicable pricing supplement, the SmartNotes will not be listed on any securities exchange, and there can be no assurance that the SmartNotes offered will be sold or that there will be a secondary market for the notes.

    The Agents have advised GMAC that they may from time to time purchase and sell notes in the secondary market, but the Agents are not obligated to do so. No termination date for the offering of the notes has been established.

Pricing Supplement No. 44                         Trade Date:     06/29/2000
(To Prospectus dated August 12, 1999)             Issue Date:     07/05/2000

The date of this Pricing Supplement is June 29, 2000

    CUSIP         Stated

     or           Interest                   Price to
Common Code       Rate          Maturity     Public 1     Reallowance
-----------       --------      --------     --------     -----------
 37042 GCD6       7.050%        07/15/02      100%         .3000%
 37042 GCE4       7.200%        07/15/03      100%         .4500%
 37042 GCF1       7.250%        07/15/05      100%         .7500%
 37042 GCG9       7.800%        07/15/10      100%        1.1000%
 37042 GCH7       8.000%        07/15/15      100%        1.6000%


Payment           Survivor's                 Subject to Redemption
Frequency         Option        Yes/No       Date and terms of redemption
---------         ----------    -----------------------------------------
Monthly           Yes          No
Quarterly         Yes          No
Monthly           Yes          No
Semi-Annual       Yes          Yes*    *Callable at 100% on 07/15/2002
Semi-Annual       Yes          Yes**    And every coupon date thereafter
                                      **Callable at 100% on 07/15/2003
                                        And every coupon date thereafter


1 Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation statement.

                            Per Note             Total
                            --------             -----

Public Offering Price ..... 100.00%              $5,000,000,000

Agents' Discounts

  and Concessions ......... .20%-2.50%           $10,000,000-$125,000,000

Proceeds, before
expenses, to General
Motors Acceptance

Corporation ............... 97.50%-99.80%        $4,875,000,000-$4,990,000,000

(SM) Service Mark of General Motors Acceptance Corporation

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

             ABN AMRO INCORPORATED

                  A.G. EDWARDS & SONS, INC.

                        EDWARD JONES & CO., L.P.

                              FIDELITY CAPITAL MARKETS
                                  a division of National Financial
                                  Services Corporation

                                     PRUDENTIAL SECURITIES INCORPORATED

                                           SALOMON SMITH BARNEY

                                 August 16, 1999